Exhibit 8.1

April 2, 2015

Ardmore Shipping Corporation

Hamilton House, 10 Queen Street, Suite 102

Hamilton, HM 11, Bermuda

Re: Ardmore Shipping Corporation

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters and Marshall Islands tax matters relating to Ardmore Shipping Corporation (the “Company”) and the holders of shares of the Company’s common stock.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement on Form F-3 (the “Registration Statement”), and the prospectus of the Company (the “Prospectus”) included therein, as filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 2, 2015, as thereafter amended or supplemented, with respect to the offering by the Company of up to an aggregate of 5,000,000 shares of common stock issuable pursuant to the Company’s dividend reinvestment plan. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Certain Material United States Federal Income Tax Considerations” and “Non-United States Tax Consideration — Marshall Islands Tax Considerations,” therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and the Republic of the Marshall Islands tax matters are those opinions attributed to Seward & Kissel LLP expressed in the Registration Statement under the captions “Certain Material United States Federal Income Tax Considerations” and “Non-United States Tax Consideration — Marshall Islands Tax Considerations,” accurately state our views as to the tax matters discussed therein.

Ardmore Shipping Corporation

April 2, 2015

Our opinions and the tax discussions as set forth in the Registration Statement are based on the current provisions of the Republic of the Marshall Islands tax code and the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP